EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
April 27, 2006		tad.hutcheson@airtran.com
678.254.7442

Arne Haak (Financial)		Judy Graham-Weaver
407.318.5187		judy.graham-weaver@airtran.com
678.254.7448

AIRTRAN HOLDINGS, INC. REPORTS RECORD REVENUES OF $416 MILLION

- Unit Revenues Increase 11.1 percent -

- Record 4.5 Million Customers Served -

ORLANDO, Fla. (April 27, 2006) — AirTran Holdings, Inc., (NYSE:AAI), the parent company of AirTran Airways, Inc., today reported a net loss of $4.6 million or $0.05 per share for the first quarter 2006. Included in the first quarter results was a credit of $4.2 million or $0.05 per share, net of tax, due to an accounting correction to reverse prior fuel charges.

Commenting on the quarter, Joe Leonard, AirTran Airways’ chairman and chief executive officer said, “Since last year we have grown our capacity more than 24 percent and taken delivery of fourteen new Boeing 737-700s and four Boeing 717-200s. We are encouraged by continued strong demand for our product, improved revenue performance and increased recognition of the quality service we provide.”

For the second year in a row, the Airline Quality Rating report, issued by the University of Nebraska at Omaha and Wichita State University, ranked AirTran Airways second overall in quality among major airlines.

During the first quarter, AirTran Airways’ unit revenue increased 11.1 percent primarily on the strength of a 10.6 percent improvement in yield. Load factor increased to 70.8 percent, setting an all-time first quarter record.

“We are pleased with our first quarter unit revenue improvement of 11 percent on a 24 percent growth in capacity. This is particularly rewarding given the negative impact on unit revenue resulting from the shift in the Easter Holiday from March to April, which we believe slowed our first quarter unit revenue growth by 3 to 4 percent year over year,” said Bob Fornaro, AirTran Airways’ president and chief operating officer. ”While we are not satisfied with a loss, we nevertheless want to acknowledge the hard work and dedication of every AirTran Airways crew member during the first quarter.”

AirTran Airways’ unit operating costs increased 9.3 percent, including the effect of the accounting correction to reverse prior fuel charges, due largely to the 63 percent increase in the cost of fuel year-over-year. Non-fuel unit costs increased slightly by1.1 percent to 6.51 cents.

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AirTran Holdings Reports Record First Quarter Revenues

Stan Gadek, AirTran Airways’ chief financial officer, said, “We continue to be challenged by the high cost of fuel impacting our bottom line. We have always viewed cost controls as an ongoing process, and as such, we are aggressively managing our cost structure and identifying opportunities for further cost reductions and productivity improvements.”

Highlights of AirTran Airways’ accomplishments during the first quarter and to date include:

•	Exercised options for 24 additional Boeing 737-700s, confirming the remaining options on our 100 aircraft order placed in the summer of 2003. These aircraft will be delivered in 2008-2010.

•	Took delivery of six Boeing 737s.

•	Named Best Low-Fare airline for 2006 by Entrepreneur Magazine for the sixth time.

•	Launched new cargo and charter sales websites.

•	Entered into new distribution agreements with Worldspan and Kayak.com.

AirTran Airways continues to expand its network with additional cities and expanded flight offerings:

•	Commenced service to White Plains, New York in April with nonstop flights to Atlanta, Orlando and West Palm Beach.

•	Announced our first ever service to Seattle from Atlanta to start May 25, 2006.

•	From Chicago Midway, new nonstop flights to Newark and Minneapolis began in March, with nonstop flights to Charlotte and Dallas-Ft Worth starting in May.

•	Expanded service from Baltimore/Washington to include nonstop flights to Detroit and Milwaukee starting in May, bringing our total to 43 daily flights to fourteen nonstop destinations.

•	Announced new nonstop service from Indianapolis to Los Angeles and San Francisco.

•	Announced nonstop flights from Boston to Rochester, NY.

AirTran Holdings, Inc., will conduct a conference call to discuss first quarter results today at 10 a.m. EDT. A live broadcast of the conference call will be available via the internet at airtran.com.

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AirTran Holdings Reports Record First Quarter Revenues

AirTran Airways, a Fortune 1000 company and one of America’s largest low-fare airlines with 7,000 friendly, professional Crew Members, operates over 600 daily flights to 50 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways recently added the fuel-efficient Boeing 737-700 aircraft to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

Editor’s note: Statements regarding the Company’s operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2005. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

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* Attached: Consolidated Statements of Operations *

AirTran Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data and statistical summary)

(Unaudited)

	Three Months Ended March 31,		Percent Change
	2006	2005
Operating Revenues:
Passenger	$399,345	$289,136	38.1
Cargo	1,214	596	—
Other	15,483	9,975	55.2

Total operating revenues	416,042	299,707	38.8

Operating Expenses:
Aircraft fuel	139,275	85,438	63.0
Salaries, wages and benefits	92,265	78,333	17.8
Aircraft rent	53,737	44,582	20.5
Distribution	15,948	15,251	4.6
Maintenance, materials and repairs	39,114	23,290	67.9
Landing fees and other rents	22,653	18,042	25.6
Aircraft insurance and security services	5,899	5,253	12.3
Marketing and advertising	11,042	9,516	16.0
Depreciation	6,074	4,318	40.7
Other operating	34,532	25,125	37.4

Total operating expenses	420,539	309,148	36.0

Operating Loss	(4,497)	(9,441)	(52.4)

Other (Income) Expense:
Interest income	(4,504)	(2,347)	91.9
Interest expense	7,425	4,943	50.2

Other (income) expense, net	2,921	2,596	12.5

Loss Before Income Taxes	(7,418)	(12,037)	(38.4)

Income Tax Benefit	(2,810)	(4,008)	(29.9)

Net Loss	$(4,608)	$(8,029)	(42.6)

Loss Common Share
Basic	$(0.05)	$(0.09)	(44.4)
Diluted	$(0.05)	$(0.09)	(44.4)

Weighted-average Shares Outstanding
Basic	87,775	86,743	1.2
Diluted	87,775	86,743	1.2
EBITDA	1,577	$(5,123)	—
Operating margin	(1.1)%	(3.2)%	2.1 pts.
Net margin	(1.1)%	(2.7)%	1.6 pts.

AirTran Holdings, Inc.

Statistical Summary

(Unaudited)

	Three Months Ended March 31,
	2006		2005		Percent Change
First Quarter Statistical Summary:
Revenue passengers	4,487,485		3,557,709		26.1
Revenue passenger miles (000s)	3,060,268		2,449,780		24.9
Available seat miles (000s)	4,321,744		3,473,998		24.4
Block hours	107,058		88,182		21.4
Passenger load factor	70.8%		70.5%		0.3 pts.
Break-even load factor	72.1%		73.5%		(1.4) pts.
Average fare	$88.99		$81.27		9.5
Average yield per RPM	13.05	¢	11.80	¢	10.6
Passenger revenue per ASM	9.24	¢	8.32	¢	11.1
Operating cost per ASM	9.73	¢	8.90	¢	9.3
Fuel price neutral cost per ASM	8.93	¢	8.23	¢	0.3
Non-fuel operating cost per ASM	6.51	¢	6.44	¢	1.1
Average cost of aircraft fuel per gallon	196.63	¢	147.86	¢	33.0
Gallons of fuel burned	70,832,305		57,783,540		22.6
Weighted-average number of aircraft	107		90		18.9

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Three Months Ended March 31, 2006 and 2005

Pursuant to Regulation G of the Securities and Exchange Commission, we are providing further disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures reported on a basis consistent with U.S. Generally Accepted Accounting Principles (GAAP). Our disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA), operating costs (CASM), non-fuel operating cost (Non-fuel CASM) and fuel price neutral cost per available seat mile (Fuel price neutral CASM), are consistent with financial measures reported by other airlines and are comparable to financial measures required in our submission to the United States Department of Transportation.

The following table reconciles operating income to EBITDA:

	(In thousands) (Unaudited) Three Months Ended March 31,
	2006	2005
Net Loss	$(4,608)	$(8,029)
Add back:
Income tax benefit	(2,810)	(4,008)
Other (income) expense, net	2,921	2,596
Depreciation	6,074	4,318

EBITDA	$1,577	$(5,123)

The following table shows the calculation of operating cost, non-fuel operating cost and fuel price neutral cost, and per ASM:

	(In thousands) (Unaudited) Three Months Ended March 31,
	2006	2005
Total operating expenses	$420,539	$309,148
Less aircraft fuel	139,275	85,438

Total operating expenses excluding aircraft fuel	281,264	223,710

	Three Months Ended March 31,
	2006	2005
Calculation of cost per ASM using GAAP amounts:
Total operating expenses (000s)	$420,539	$309,148
Available seat miles (000s)	4,321,744	3,473,998
Operating cost per ASM (cents) (Total operating expenses/ASMs)	9.73	8.90

Calculation of cost per ASM excluding fuel:
Total operating expenses excluding fuel (000s)	$281,264	$223,710
Available seat miles (000s)	4,321,744	3,473,998
Operating cost per ASM excluding fuel (cents) (Total operating expenses excluding fuel/ASMs)	6.51	6.44

Calculation of fuel price neutral cost per ASM:
Average cost of aircraft fuel per gallon (cents)	196.63	147.86
Gallons of fuel burned	70,832,305
Cost of current period fuel at prior year price (000s)	104,733

Total operating expenses excluding fuel (000s)	281,264
Cost of current period fuel at prior year price (000s)	104,733

Total operating expenses with fuel price adjustment (000s)	385,997

Available seat miles (000s)	4,321,744
Fuel price neutral cost per ASM (cents) (Total operating expenses with fuel price adjustment/ASMs)	8.93